Exhibit 10.2

FORBEARANCE AGREEMENT

This Forbearance Agreement (this "Agreement") is entered into as of September 3, 2010, by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), and BANK OF THE WEST, a California banking corporation ("Bank").

RECITALS

The Borrower and Bank are parties to a Business Loan Agreement dated as of April 6, 2010 ("Loan Agreement"), pursuant to which the Borrower executed that certain Promissory Note dated April 6, 2010 in the original principal amount of $1,800,000 having final payment maturity date of March 31, 2011 ("Note").

Payment and performance of the Borrower's Indebtedness is secured by that certain Assignment of Deposit Account Agreement dated April 6, 2010 pursuant to which the Bank was granted a security interest in the Collateral including, without limitation, a certificate of deposit account no. 003-780098 ("Assignment of Deposit Account").

The Business Loan Agreement, Note, Assignment of Deposit Account and all documents and instruments executed in connection therewith are hereinafter collectively referred to as the "Loan Documents".  All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Loan Documents.

The Borrower has requested that the Bank forbear from taking certain actions available to the Bank on account of certain Events of Default which have occurred under the Loan Documents as set forth in the Bank's letter to the Borrower dated September 3, 2010 and the Bank is willing to grant the Borrower's requests pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement.  In addition, the following terms have the meanings set forth below:

"Forbearance Fee" has the meaning specified in Section 4.

"Forbearance Period" means the period commencing on the date hereof and ending on the earliest of:

(a) the occurrence of the Stated Forbearance Termination Date;

(b) a default of, breach of, or failure to perform any term, covenant or agreement on the part of the Borrower under, this Agreement; or

(c) the occurrence of an Event of Default (other than the Forbearance Specified Events of Default), or an event that, with giving of notice or passage of time or both, would constitute an Event of Default (other than the Forbearance Specified Events of Default) under the Loan Documents.

"Forbearance Specified Events of Default" means the "Specified Events of Default" as that term is defined in that certain Second Amendment to Forbearance Agreement and Fifth Loan Modification Agreement entered into as of August 31, 2010 by and between Borrower, U.S. Bank National Association, as Agent, and U.S. Bank National Association and Bank as Lenders ("Second Amendment to Forbearance Agreement and Fifth Loan Modification Agreement").

"Stated Forbearance Termination Date" means October 31, 2010.

2. Forbearance.  During the Forbearance Period, except as set forth herein, the Bank shall not, on account of the Forbearance Specified Events of Default, exercise any right or remedy available to it under the Loan Agreement or the other Loan Documents.  The foregoing shall not prohibit the Bank from exercising any such right or remedy after the Forbearance Period (whether on account of the Forbearance Specified Events of Default or any other default or Event of Default now existing or hereafter arising), and the Borrower acknowledges that after the Forbearance Period, the Bank shall have the immediate right (without limitation) to commence action against the Borrower, enforce payment of the Note, commence foreclosure proceedings under the Loan Documents, and otherwise enforce its rights and remedies against the Borrower.

3. No Advances on Loan Documents.  During the Forbearance Period, Borrower shall not obtain advances from the Bank pursuant to the Loan Documents including, without limitation, obtaining advances for the issuance of commercial letters of credit as provided for in the section entitled "Cessation of Advances" which appears on page 3 of the Loan Agreement and Borrower acknowledges that Bank shall have no further obligation to make any advances to the Borrower.

4. Continued Payment of Interest; Forbearance Fee.  The Borrower shall continue to pay interest at the non-default rate set forth in the Loan Documents at the times and the manner set forth in the Loan Documents.  The Borrower acknowledges that the Bank, upon one business day's written notice to the Borrower, may impose the default rate of interest set forth in the Loan Documents.  On the date hereof, the Borrower shall pay to the Bank in immediately available funds a forbearance fee (the "Forbearance Fee") in an amount equal to $1,000.  The Forbearance Fee shall be deemed fully earned by the execution and delivery of this Agreement.

5. Acknowledgments of the Borrower.  The Borrower acknowledges and agrees that (a) the Loan Agreement, the Note and the other Loan Documents are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, (b) the Borrower's obligations under the Loan Agreement, the Note and the other Loan Documents, are subject to no defense, offset or counterclaim of any kind, and (c) the Forbearance Specified Event of Default have occurred and continue to exist, and the Bank is accordingly entitled to, among other things, exercise their rights and remedies available under the Loan Documents.  The Borrower acknowledges that, by entering into this Agreement, the Bank has agreed to forbear from exercising certain rights and remedies on account of the Forbearance Specified Events of Default, but that nothing in this Agreement shall constitute a waiver of any such Forbearance Specified Event of Default.

6. Release of Bank.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof together with all of the present and former directors, officers, attorneys, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

7. Representations and Warranties.  The Borrower hereby represents and warrants to the Bank as follows:

(a) The Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and to perform its obligations under this Agreement, the Loan Agreement, and the other Loan Documents to which the Borrower is a party.  This Agreement, the Loan Agreement, and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Bank by the Borrower, and this Agreement, the Loan Agreement, and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their terms.

(b) The execution, delivery and performance by the Borrower of this Agreement, the Loan Agreement, and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower's organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

8. Conditions Precedent.  The forbearance provided in Section 2 above and each of the other provisions of this Agreement shall be effective only if the Bank has received, on or before the date of this Agreement, each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a) this Agreement, duly executed by the Borrower;

(b) the Borrower, U.S. Bank National Association, as Agent, and U.S. Bank National Association as Agent and the Bank have executed that certain Second Amendment to Forbearance Agreement and Fifth Loan Modification Agreement and all conditions precedent set forth in Section 7 thereof have been satisfied;

(c) payment of the Forbearance Fee in immediately available funds to the Agent; and

(d) a Certificate of the Secretary of the Borrower certifying as to the resolutions of the board of directors of the Borrower approving the execution and delivery of this Agreement.

9. Continuing Effect.  Except as expressly set forth herein, all terms of the Loan Agreement and the other Loan Documents remain in full force and effect.  This Agreement does not constitute (a) a waiver or excuse of any payment required under the Loan Agreement or under any of the other Loan Documents, (b) a waiver of any breach, default or Event of Default (including, without limitation, the Forbearance Specified Events of Default under the Loan Agreement or the other Loan Documents), or (c) except as expressly set forth in Section 2 above, an agreement to forbear from action on account of any existing or future breach, default or Event of Default.  No failure or delay on the part of the Bank in exercising any right, power or remedy, whether hereunder or under any other document in its favor, shall operate as a waiver thereof; nor shall any single or partial exercise of such right preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies contained herein and under the other documents in favor of the Bank are cumulative and not exclusive of any remedies provided by law or by any Loan Document.

10. Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Loan Documents to pay or reimburse the Bank on demand for all costs and expenses including without limitation the charges and disbursements of outside counsel to the Bank, determined on the basis of such counsel's generally applicable rates in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof.

11. Miscellaneous.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior oral negotiations or agreements.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  This Agreement shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument.  Section and paragraph headings contained herein are for reference only.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

DATED: September 15, 2010	GAMETECH INTERNATIONAL, INC., as Borrower By: Name: Title:
DATED: Septembe 15, 2010	BANK OF THE WEST By: Name: Title: